UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF

THE SECURITIES EXCHANGE ACT OF 1934

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Filed by a party other than the Registrant ☐

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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as Permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☒	Soliciting Material Pursuant to Rule 14a-12

SEEBEYOND TECHNOLOGY CORPORATION

(Name of Registrant as Specified in Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if Other Than Registrant)

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(1)	Title of each class of securities to which transaction applies:
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(2)	Form, Schedule or Registration Statement No.: Schedule 14A
(3)	Filing Party: SeeBeyond Technology Corporation
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Safe Harbor

This filing contains forward-looking statements that involve risks and uncertainties. These forward-looking statements include statements regarding the strengthening of Sun’s position in the enterprise application platform and SOA markets as a result of the acquisition, the expected growth of these markets, the anticipated product and services that Sun expects to offer its customers as a result of the acquisition, and the expected timing for closing the acquisition in early Fall 2005. Such statements are just predictions and involve risks and uncertainties such that actual results and performance may differ materially. Factors that might cause such a difference include the failure to (1) receive regulatory approval and approval from SeeBeyond’s stockholders for the acquisition, (2) successfully integrate SeeBeyond, its products and its employees into Sun and achieve expected synergies, (3) compete successfully in the highly competitive and rapidly changing marketplace for enterprise application platform and SOA products and services, and (4) retain SeeBeyond’s key employees. These and other risks are detailed from time to time in Sun’s periodic reports that are filed with the Securities and Exchange Commission, including Sun’s annual report on Form 10-K for the fiscal year ended June 30, 2004 and its quarterly reports on Form 10-Q for the fiscal quarters ended September 26, 2004, December 26, 2004 and March 27, 2005.

Additional Information and Where to Find It

SeeBeyond has agreed to file a proxy statement in connection with the proposed acquisition. The proxy statement will be mailed to the stockholders of SeeBeyond. SeeBeyond’s stockholders are urged to read the proxy statement and other relevant materials when they become available because they will contain important information about the acquisition and SeeBeyond. Investors and security holders may obtain free copies of these documents (when they are available) and other documents filed with the Securities and Exchange Commission (the “SEC”) at the SEC’s web site at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed with the SEC by SeeBeyond by going to SeeBeyond’s Investor Relations page on its corporate website at www.seebeyond.com.

In addition, SeeBeyond and its officers and directors may be deemed to be participants in the solicitation of proxies from SeeBeyond’s stockholders with respect to the acquisition. A description of any interests that SeeBeyond’s officers and directors have in the acquisition will be available in the proxy statement. In addition, Sun may be deemed to be participating in the solicitation of proxies from SeeBeyond’s stockholders in favor of the approval of the acquisition. Information concerning Sun’s directors and executive officers is set forth in Sun’s proxy statement for its 2004 annual meeting of stockholders, which was filed with the SEC on September 22, 2004, and annual report on Form 10-K filed with the SEC on September 13, 2004. These documents are available free of charge at the SEC’s web site at www.sec.gov or by going to Sun’s Investor Relations page on its corporate website at www.sun.com.

The following Q&A was posted on SeeBeyond’s internal website for employees on July 1, 2005:

Q: What happens to my options?

A: Vested Options that are in the money – Vested options that have an exercise price less than $4.25 on the effective date of the merger will be “cashed out” at the spread, i.e. the difference between $4.25 and the exercise price of the option times the number of shares subject to the option. Appropriate tax withholdings will be made from this amount.

Vested Options that are not in the money –Except in the case of a single non-employee option holder (whose options will be terminated), vested options that have an exercise price greater than or equal to $4.25 on the effective date of the merger will be converted to Sun stock options at an exchange ratio that preserves the option’s aggregate spread and the option’s ratio of exercise price to fair market value, based on the merger consideration price of $4.25 per share to a 10-day average of Sun’s stock price calculated the day before the effective date of the merger.

Unvested Options – Unvested options as of the effective date of the merger will be converted to Sun stock options at an exchange ratio that preserves the option’s aggregate spread and the option’s ratio of exercise price to fair market value, based on the merger consideration price of $4.25 per share to a 10-day average of Sun’s stock price calculated the day before the effective date of the merger. Such converted or assumed options will retain the same vesting schedule as the original options.

Q: What is the difference between the announcement date and the effective date or closing date of the transaction?

A: The announcement date was June 28, 2005 and is strictly an announcement that the two companies have entered into a definitive merger agreement. Until the effective date of the merger, which is expected to occur in the early fall of this year, it is generally business as usual for both companies. Under the definitive merger agreement, until the effective date of the merger or the termination of the merger agreement, we are obligated to operate the business in the ordinary course consistent with past practice and we are also restricted from taking certain material actions. However, generally, we anticipate that there will be no significant changes in the operations of SeeBeyond until the effective date of the merger or the termination of the merger agreement.

Q: What will happen to the ESPP plan and shares that are associated with that?

A: The SeeBeyond ESPP will be terminated shortly prior to the effective date of the merger. Any employee payroll deductions occurring through the last payroll date prior to the termination of the ESPP will be used to purchase shares for each ESPP participant as provided under the ESPP and these shares will be cashed out in the merger in the same manner as all other shares.

Sun will provide information regarding the Sun ESPP at a later date.

Q: Did options vest on June 28, 2005 when the merger was announced?

A: No. There has been no change to anyone’s stock option vesting schedule as a result of the execution of the merger agreement and announcement of the merger. Certain individuals’ options will vest on an accelerated basis if the merger closes, but for most employee’s, option vesting schedules will not be affected by the merger.

Q: What happens to the 401(k) plan?

A: At this time we, expect that the SeeBeyond 401(k) plan will be terminated shortly prior to the effective date of the merger, though it is possible that Sun may determine not to terminate the SeeBeyond 401(k) plan.

Sun will provide information regarding the Sun 401(k) plan at a later date.

Q: How will this transaction affect the immigration process for those of us for whom SeeBeyond has put in the application for Green Card Status?

A: Immigration processing will continue as scheduled by the SeeBeyond Immigration attorney. When the merger transaction is completed, all immigration files and processing will be transferred to the Sun immigration lawyers.

Q: Will second quarter bonuses be paid?

A: Second quarter bonuses will not be affected by the merger and will be paid, to the extent that any bonuses become payable under applicable compensation plans, based on achievement of business results and attainment of goals, as provided in the compensation plans.

Q: How will this affect our vacation days accrued up until this point?

A: Accrued vacation time to which an employee is entitled will not be affected by this transaction.

Q: When will the acquisition be finalized?

A: The acquisition will be finalized after all approvals are obtained. It is anticipated that the merger will be complete by early fall.

Q: After the transaction is finalized, will we be Sun employees, or SeeBeyond employees under Sun Management?

A: Current SeeBeyond employees will be Sun employees after the acquisition is finalized.

Q: What will happen to the current SeeBeyond employees? Will they be transferred to Sun on the same terms and conditions as present, or will we be made to reapply for our jobs with Sun?

A: Current SeeBeyond employees who are employed by SeeBeyond upon the completion of the merger will automatically become employees of Sun after the completion of the merger; however, there can be no guarantee that any employee will continue to be employed by Sun for any period of time after the completion of the merger. The terms of employment of any employees who are subject to employment agreements with SeeBeyond will continue to be governed by such agreements.

Q: Will our entire current Senior Management Team transfer to Sun also?

A: All individuals who are employees of SeeBeyond as of the completion of the merger will automatically become employees of Sun following the merger, but as noted above, there can be no guarantee that any employee will continue to be employed by Sun for any period of time after the completion of the merger.

Q: Will there be any layoffs once the acquisition is finalized?

A: Sun is acquiring not only the SeeBeyond technology, but also the people who design, develop, implement, sell, market and support that technology. It is too early to tell if there will be any layoffs during this process. As the transition is implemented, it is possible that there will be some duplication of resources which would result in some layoffs.

Q: Will the SeeBeyond employees be required to relocate to the Bay Area? Are there any plans to consolidate development activities in Santa Clara?

A: No, SeeBeyond employees will not be required to relocate to the Bay Area.

Q: What will happen to the SYBN stock we own?

A: It will be automatically converted.

Q: Are there any stock grants or cash distributions to employees, since the acquisition is for both the technology and the resources? If yes, what is the method?

A: This is a stock acquisition in which only stockholders receive the acquisition consideration. There will be no other stock or cash distributions to employees in connection with the merger.

Q: Will SeeBeyond provide any brokerage fee or tax advice services to current employees?

A: No.